Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-192338 and Form S-8 Nos. 333-186854 and 333-127179) of National Health Investors, Inc. and in the related Prospectuses of our report dated December 30, 2013, with respect to the consolidated financial statements of Holiday AL Holdings LP as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in this Current Report on Form 8-K/A.

/s/Ernst & Young LLP

Chicago, Illinois
February 13, 2014